Exhibit 23.1

CAPE LEVEQUE SECURITIES PTY LTD AFS License No. 246543 ABN 64 092 942 704

Level 8, 350 Collins Street, Melbourne Vic 3000

STRICTLY CONFIDENTIAL

Friday, November 17, 2011

Genetic Technologies Limited

Attn: Mr Tom Howitt

60-70 Hanover Street

Fitzroy

Victoria 3065

By email: tom.howitt@gtglabs.com

Dear Tom

Consent to be named in USA November 20F Annual Filing

We consent to the reference to us and to our valuation report in relation to the options granted by Genetic Technologies Limited (the “Company”) in the Annual Report on Form 20-F of the Company for the year ended June 30, 2011.

Yours Sincerely

Brendan Brown

Authorised Representative

Managing Director

ABN 64 092 942 704 AFS Licence Number 246543
Telephone: +61 3 8685 8964; Fax +61 3 8080 0776;